Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE (“Agreement”) is made and entered into between Jon D. Isaacson “Employee”) and Senseonics, Incorporated (“Senseonics”). The terms of this Agreement are set forth below:

1.       Senseonics and Employee have agreed that Employee’s employment will terminate, and on November 15, 2019 Employee will enter into a “Transition Period” that will continue through December 31, 2019 (the “Termination Date”), provided Employee continues to perform his work in a reasonably satisfactorily manner as determined by Senseonics.

2.       In consideration of and in exchange for Employee’s execution of this Agreement and a second severance and release agreement on or after December 31, 2019, and provided he continues to perform his work in a reasonably satisfactorily manner during the Transition Period as determined by Senseonics and in accordance with the terms below, Senseonics will:

(a)       following the successful conclusion of the Transition Period, provide Employee with severance pay in the form of continued compensation for six months at Employee’s existing base salary for a total amount paid of approximately $200,000 through salary continuation to June 30, 2020, at regularly scheduled pay periods, less deductions and withholdings required by law, provided, that, to the extent that Employee does not perform his duties or devote his full time and best efforts to the Company during the Transition Period, to the extent requested as set out in (d) below, as determined in the reasonable discretion of his successor, and such failure remains uncured or recurs after five days written notice, this amount shall be reduced by $25,000;

(b)       reimburse to Employee the premiums for general health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) through June 30, 2020, in an amount equal to the premium previously paid by Senseonics on Employee’s behalf while Employee was employed by Senseonics, to the extent that Employee remains eligible for said insurance coverage under COBRA, and provided that Employee submits proof of payment of the COBRA premium to Senseonics within 7 business days of payment. If Employee does not submit to Senseonics proof of payment within 7 business days of payment, Employee agrees that Senseonics does not have any obligation to reimburse Employee for that or any further COBRA premiums;

(c)       provide Employee with additional severance pay in the amount of $100,000.00, less deductions and withholdings required by law, representing approximately 50% of the 2019 target payout bonus Employee was eligible to earn under his existing Employment Agreement and the Company’s incentive plans, paid when other Company executives are paid their 2019 annual bonus, but in no event later than April 15, 2020; and

(d)       offer Employee continued employment for the Transition Period at his current salary in the role of Senior Financial Advisor, provided he performs all assigned job duties to the reasonable satisfaction of Senseonics. In this role, Employee will, to the extent requested by his successor and/or the CEO, devote his full time and best professional efforts to (i) facilitating and orderly and smooth transition of CFO duties to his successor, (ii) supporting any financing work, and (iii) supporting the work of the Finance and Accounting Department of the Company. Employee shall be permitted to work remotely after November 15, 2019, but shall be available to attend meetings (in person (in Senseonics’ office or elsewhere, such as third party offices) or by conference call, as requested by Senseonics. Employee will be out of the office on regularly scheduled vacation commencing Wednesday November 27, 2019 through and including Monday December 2, 2019, and Christmas vacation commencing December 23, 2019 through and including December 31, 2019; however, Employee will be reachable by telephone and email. From January 1, 2020 until March 31, 2020, Employee will make himself reasonably available, at the request of the Company, to support key preparation, discussions or conference calls with respect to financing activities, such time night to exceed a total of 40 hours in the aggregate.

Employee acknowledges that (a) Senseonics is not required to offer this consideration to Employee; (b) this consideration is in addition to anything of value Employee was owed or otherwise entitled to receive as a result of Employee’s employment; (c) other than as set forth above Employee is not entitled to any bonus payment, (d) except as set forth above, Employee is not entitled to any other payments or compensation and (e) Senseonics is only offering these payments and benefits in consideration of this Agreement.

3.       (a) Employee forever releases and discharges Senseonics and its current and former shareholders, members, directors, officers, employees, managers, accountants, agents, attorneys, representatives, parent companies, subsidiaries, divisions, predecessors, successors, assigns, trusts, and affiliates (the “Releasees”) from any and all claims, demands, suits, or any other form of dispute for adjudication in any forum, whether known or unknown, relating in any way to Employee’s current employment with Senseonics or the termination thereof or any event or transaction that occurred before this Agreement is signed, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.A. section 1981 and section 1983, as amended, Title 20 of the Maryland State Government Code, as amended, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the federal Family and Medical Leave Act (“FMLA”), as amended, and all other federal, state or local laws relating to the employment relationship or governing employment practices, and claims for breach of contract, wrongful discharge, personal injuries or torts. Employee is not waiving rights or claims that may arise after the date of this Agreement or which otherwise cannot be waived. Employee and Senseonics are parties to an Indemnification Agreement. Nothing in this Agreement shall be deemed to alter or limit Employee’s rights and protections under the Indemnification Agreement, or Employee’s indemnification rights under Senseonics’ certificate of incorporation and Bylaws and Delaware general corporate law. Further, Employee is not waiving any rights as an insured under any director’s and officer’s liability policy now or previously in effect. EMPLOYEE FULLY UNDERSTANDS THAT THIS IS A GENERAL WAIVER AND RELEASE OF ALL CLAIMS, except as otherwise set forth in this paragraph.

(b) Employer forever releases and discharges Employee from any and all claims, demands or suits, whether known or unknown, relating in any way to his employment with Senseonics or the termination thereof or any event or transaction that occurred before this Agreement is signed, including claims under federal, state or local laws relating to the employment relationship or governing employment practices, and claims for breach of contract, wrongful discharge, personal injuries or torts, but excluding claims for willful bad acts.  Employer is not waiving rights or claims that may arise after the date of this Agreement or which otherwise cannot be waived.  EMPLOYER FULLY UNDERSTANDS THAT THIS IS A GENERAL WAIVER AND RELEASE OF ALL CLAIMS, except as otherwise set forth in this paragraph.

4.       Employee agrees that Employee shall not initiate, and represents that Employee has not initiated and does not intend to initiate, any action before any administrative, judicial or other forum with respect to any matter arising out of, relating to, or connected in any way with, Employee’s employment by Senseonics or the termination thereof, to the extent permitted by law. Employee hereby releases and waives Employee’s right to any monetary recovery in connection with any proceeding initiated by any state or federal agency, or Employee, or anyone on Employee’s behalf, against Senseonics or any other Releasee, in connection with any matter arising out of, relating to, or connected in any way with, Employee’s current employment by Senseonics or the termination thereof, to the extent permitted by law. Moreover, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of any law or regulation, nor can this Agreement be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by any government agency charged with enforcement of any law.

5.       Employee acknowledges and agrees that the payments made pursuant to this Agreement shall not be construed or interpreted as an admission of any liability on the part of Senseonics or any other Releasee. Senseonics specifically disclaims liability to or wrongful treatment of Employee on the part of Senseonics or any other Releasee.

6.       Employee represents and warrants that Employee has received any and all wages and other compensation for work performed and all overtime compensation and family and medical leave to which Employee may have been entitled, and that Employee is not currently aware of any facts or circumstances constituting sexual harassment, sexual abuse, or retaliation for reporting sexual harassment or abuse, by Senseonics or any other Releasee, or a violation by Senseonics or any other Releasee of the Fair Labor Standards Act (“FLSA”), as amended, the Maryland Wage Payment and Collection Law (“MWPCL”), as amended, or other federal, state or local laws relating to the employment relationship or governing employment practices. Employee further represents that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim.

7.             (a) Except as relating to claims of sexual harassment or sexual abuse, Employee agrees that Employee will keep the terms, amount and fact of this Agreement confidential, and that Employee will not hereafter disclose or discuss any information concerning this Agreement, or any discussions preceding it, to any third person, including, but not limited to, any past, present or future employee of Senseonics. Except as relating to claims of sexual harassment or sexual abuse, Employee may only disclose this Agreement to Employee’s attorney, tax advisor or immediate family, provided that Employee expressly advises them of the obligation to keep this Agreement confidential and that they agree to do so.

(b) Employee agrees to comply with Employee Agreement on Ideas, Inventions and Confidential Information, incorporated by reference and attached as Exhibit B to this Agreement. Except as provided by Paragraph 4, Employee specifically understands and acknowledges Employee’s obligation to keep confidential information of Senseonics and represents that Employee has returned, or will hereafter promptly return, all property and information belonging to Senseonics, including, but not limited to, all keys, access cards, equipment of any kind, technical information, customer information and pricing information, such as customer lists and customer identification information, employee information, specifications, quotations, marketing strategies, inventory records, sales records, and confidential or trade secret materials. Employee acknowledges that Employee has not kept, and will not keep, any copies, nor made or retained any abstracts or notes of such information. Employee recognizes that Senseonics has received from third parties confidential or proprietary information subject to a duty on Senseonics’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or use it, except Employee may use such information following the Termination Date to the extent required to provide support requested by the Company.

Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that it is disclosed solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. If Employee brings suit against Senseonics for retaliation based on the reporting of a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Employee does not disclose the trade secret except pursuant to court order.

(c)       Except as relating to claims of sexual harassment or sexual abuse, neither this Agreement nor the fact of this Agreement shall be offered into evidence by any of the parties hereto in any action or proceeding in any court, arbitration, administrative agency or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement. If Employee is subpoenaed for any reason having to do with Employee’s employment with Senseonics, Employee will provide notice of the subpoena by facsimile or hand delivery within five days of the receipt of the subpoena, and at least five days prior to any requested production of documents or testimony, to Meredith S. Campbell, Esq., Shulman, Rogers, Gandal, Pordy & Ecker, P.A., 12505 Park Potomac Ave., Sixth Floor, Potomac, Maryland 20854.

8.       Employee agrees that he will at no time willfully make any derogatory statements about or otherwise disparage, defame, impugn or damage the reputation or integrity of Senseonics or any other Releasee, to any person or entity, including but not limited to, any employee, customer, former customer or potential customer of Senseonics, except as provided by Paragraph 4 or in response to valid compulsory legal process or as otherwise required by law, subject to the provisions of Paragraph 4 and Paragraph 7(c) hereof. If asked about his departure, Employee will respond with a statement consistent with the message: “I left Senseonics to pursue other interests. I remain a supporter of the company and the product.”

9.       Employee agrees that Employee will not voluntarily aid, provide any information to or assist in any capacity whatsoever any other employee or former employee of Senseonics or any other person, in the pursuit of any claims, actions or proceedings brought against Senseonics or any other Releasee, except as provided by Paragraph 4 or in response to valid compulsory legal process or as otherwise required by law, subject to the provisions of Paragraph 4 and Paragraph 7(c) hereof.

10.       Employee agrees that all requests for reference shall be directed to Yulia Sayegh. Senseonics agrees that in response to a reference request directed to Yulia Sayegh, it will respond with Employee’s title and dates of employment, and with a statement consistent with the message that “Jon left Senseonics to pursue other interests. He remains a supporter of the company and the product. The Company wishes him well in his future endeavors.” Senseonics agrees to instruct in writing (by e-mail) its President, Board of Directors, and senior leadership team not to make any statement orally or in writing that criticizes, ridicules or disparages or is otherwise derogatory of Employee.

11.       Employee affirms that the only consideration for signing this Agreement are the terms stated herein, that no other promises or agreements of any kind have been made to or with Employee by any person or entity whatsoever to cause Employee to sign this Agreement. Employee has accepted the terms of this Agreement because Employee believes it to be fair and reasonable and for no other reason. This Agreement, including Exhibits A and B, sets forth the entire agreement of the parties, and supersedes any and all prior agreements or understandings between the parties, pertaining to the subject matter of this Agreement, including but not limited to any commission plan, bonus plan or other incentive compensation plan. Any modifications or changes to this Agreement must be made in writing and signed by all parties.

12.       This Agreement is binding upon and inures to the benefit of Employee, Senseonics and the other Releasees, and their respective, heirs, personal and legal representatives, successors and assigns. This Agreement may not be assigned by Employee.

13.       This Agreement may be executed in counterparts, and execution in such manner shall in no way affect or alter the validity of this Agreement or the rights and responsibilities of the parties thereto. Facsimile signatures shall be treated as originals for all purposes.

14.       In the event of a dispute regarding the meaning of any language contained in this Agreement, the parties agree that the same shall be accorded a reasonable construction and shall not be construed more strongly against one party than the other by virtue of that party having drafted this Agreement or any portion thereof.

15.       This Agreement shall be governed by and interpreted according to the law of the State of Maryland, without regard to or application of choice-of-law rules or principles. The parties to this Agreement agree that any action pursued may only be brought in Maryland and consent to the jurisdiction of the Maryland state and federal courts. If any provision of this Agreement is held to be invalid, illegal, void or unenforceable, the invalid, illegal, void or unenforceable term shall be deemed not to be a part of this Agreement, and the validity of the remaining terms of this Agreement shall not be affected thereby and shall continue in full force and effect. The parties agree to waive their right to a trial by jury in any action related to or arising out of this Agreement or Employee’s current employment with Senseonics, except as related to future claims of sexual harassment or retaliation for reporting sexual harassment.

16.       Should Employee fail to execute and return this Agreement within 10 days of the date Employee was presented with this Agreement, the severance offer is revoked and the terms herein are null and void.

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THE UNDERSIGNED FURTHER STATE THAT EACH HAS CAREFULLY READ THE FOREGOING AGREEMENT, KNOWS THE CONTENTS THEREOF, FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS THEREOF, AND SIGNS THE SAME AS HIS OR HER OWN FREE ACT.

/s/ Jon Isaacson	November 12, 2019
Jon Isaacson	Date

SENSEONICS, INCORPORATED

By: /s/ Timothy T. Goodnow	November 12, 2019
Title: President and CEO	Date

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